UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Conn’s, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

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CONN’S, INC.

3295 College Street

Beaumont, Texas 77701

(409) 832-1696

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2005

To the Stockholders of Conn’s, Inc.:

NOTICE IS HEREBY GIVEN that the 2005 annual meeting of stockholders of Conn’s, Inc. will be held on Thursday, May 26, 2005, at 3295 College Street, Beaumont, Texas 77701, commencing at 10:00 a.m. local time, for the following purposes:

1.	to elect five directors;

2.	to consider a proposal to approve an amendment to the Executive Employment Agreement of Thomas J. Frank, Sr.; and

3.	to transact such other business as may properly come before the meeting.

A copy of the proxy statement relating to the 2005 annual meeting of stockholders, in which the foregoing matters are described in more detail, and our Annual Report on Form 10-K outlining our operations for the fiscal year ended January 31, 2005, accompanies this notice of 2005 annual meeting of stockholders.

Only stockholders of record at the close of business on April 15, 2005 are entitled to notice of and to vote at the 2005 annual meeting of stockholders or any adjournment thereof. A list of such stockholders, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each such stockholder, will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours for a period of at least ten days prior to the meeting at the principal offices of the company located at 3295 College Street, Beaumont, Texas 77701.

Your vote is important. Whether or not you expect to be present at the meeting, please complete, sign, date and return promptly the enclosed form of proxy in the enclosed pre-addressed, postage-paid return envelope.

By Order of the Board of Directors,

/s/ David R. Atnip
DAVID R. ATNIP
Secretary

April 25, 2005

Beaumont, Texas

This proxy statement is first being mailed to our stockholders on or about April 29, 2005

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

Date:	May 26, 2005

Time:	10:00 a.m. local time

Location:	Conn’s, Inc., 3295 College Street, Beaumont, Texas 77701

Record Date and Number of Votes:	April 15, 2005. Holders of our common stock are entitled to one vote for each share of common stock they owned as of the close of business on April 15, 2005. You may not cumulate votes.

Agenda:

1.      to elect five directors;

2.      to consider a proposal to approve an amendment to the Executive Employment Agreement of Thomas J. Frank, Sr.; and

3.      to transact such other business as may properly come before the meeting.

Proxies:	Unless you tell us on the enclosed form of proxy to vote differently, we will vote signed returned proxies “FOR” the board’s nominees. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By:	The Board of Directors

First Mailing Date:	We are first mailing this Proxy Statement and the form of proxy on or about April 29, 2005.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed on page 2 under “General Information Regarding the 2005 Annual Meeting of Stockholders; Revocation of Proxies.”

PLEASE VOTE BY RETURNING YOUR PROXY. YOUR VOTE IS IMPORTANT.

Prompt return of your proxy will help reduce the costs of resolicitation.

i

GENERAL INFORMATION REGARDING THE 2005 ANNUAL MEETING OF STOCKHOLDERS

Quorum

The holders of a majority of the outstanding shares of common stock entitled to vote at the 2005 annual meeting of stockholders, represented in person or by proxy, will constitute a quorum at the meeting. However, if a quorum is not present or represented at the meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

Votes Required to Approve Proposals

To be elected, directors must receive a plurality of the shares voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. The amendment to the Executive Employment Agreement of Thomas J. Frank, Sr. requires the affirmative vote of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting.

Record Date, Shares Outstanding and Number of Votes

Only stockholders of record as of the close of business on April 15, 2005, the record date set for the meeting by our board, are entitled to notice of and to vote at the meeting or any adjournments of the meeting. On the record date, there were 23,350,445 shares of our common stock issued and outstanding and entitled to vote. Each share of common stock entitles the holder to one vote per share.

Method of Counting Votes, Abstentions and Broker Non-Votes

Votes cast by proxy or in person will be counted by the inspector of election appointed by the Company.

Those who fail to return a proxy or who do not attend the meeting will not count towards determining any required quorum, plurality or majority of votes cast. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on the election of our directors will count towards determining a quorum. Such abstentions will have no effect on the election of our directors.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock but are not permitted to vote on non-routine matters. In the event that a broker does not receive voting instructions for non-routine matters, a broker may notify us that it lacks voting authority to vote those shares. These “broker non-votes” refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. The inspector of election will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). These broker non-votes will have no effect on the outcome of the election of our directors.

How the Proxies Will Be Voted

The enclosed proxies will be voted in accordance with the instructions you place on the form of proxy. Unless you tell us on the form of proxy to vote differently, we will vote signed returned proxies “FOR” the board’s nominees and “FOR” approval of the amendment to the Executive Employment Agreement of Thomas J. Frank, Sr. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Pursuant to the terms of a voting trust agreement entered into by Stephens Group, Inc., Stephens Inc. and certain affiliates of Stephens Inc., which collectively own approximately 55.3% of our common stock, unless the voting trust is revoked, the trustee of the voting trust must vote the shares of common stock held by the voting trust “FOR” and/or “AGAINST” any proposal or other matter submitted to the stockholders of the company for approval in the same proportion as the votes cast “FOR” and “AGAINST” such proposal or other matter by all other stockholders, not counting abstentions. Therefore, each proxy received voting “FOR” or “AGAINST” any proposal will result in a proportionate number of shares held in the voting trust to be voted “FOR” or “AGAINST” a proposal. However, abstentions and broker non-votes will not impact how the shares in the voting trust are counted.

Revocation of Proxies

You may revoke your proxy before it is voted. Any stockholder returning the enclosed form of proxy may revoke such proxy at any time prior to its exercise by:

•	delivering a signed proxy, dated later than the original proxy, to our transfer agent, EquiServe Trust Company, N.A., at 150 Royall Street, Canton, Massachusetts 02021, Attention: Therese Collins (please make sure our transfer agent receives your proxy at least two business days prior to the date of the meeting);

•	delivering a signed, written revocation letter, dated later than the proxy, to our transfer agent, EquiServe Trust Company, N.A., at 150 Royall Street, Canton, Massachusetts 02021, Attention: Therese Collins (please make sure our transfer agent receives your revocation letter at least two business days prior to the date of the meeting); or

•	attending the meeting and voting in person (attending the meeting alone will not revoke your proxy).

Your last vote is the vote that will be counted.

Stockholder Proposals and Other Business

From time to time, stockholders seek to nominate directors or present proposals for inclusion in our proxy statement and form of proxy for consideration at an annual meeting of stockholders. To be included in our proxy statement and form of proxy or considered at our next annual meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive your nominations and/or proposals for the 2006 annual meeting no later than December 30, 2005 for possible inclusion in the proxy statement or for possible consideration at the meeting no earlier than December 30, 2005 or later than January 29, 2006. However, if the date of the 2006 annual meeting changes by more than 30 days from the date of this year’s meeting, then we must receive your nominations and/or proposals within a reasonable time before we begin to print and mail our proxy materials.

We do not intend to bring any business before the 2005 annual stockholders meeting other than the matters described in this proxy statement nor have we been informed of any matters that may be presented at the meeting by others. If however, any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, email or in person. No special compensation will be paid to directors, officers or employees for the solicitation of proxies. To solicit proxies, we also will request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Annual Report

The booklet containing this proxy statement also contains our annual report to stockholders and Form 10-K including audited consolidated financial statements for the year ended January 31, 2005. The booklet has been mailed to all stockholders of record as of the close of business on April 15, 2005. Any stockholder that has not received a copy of our annual report may obtain a copy, without charge, by writing to us at 3295 College Street, Beaumont, Texas 77701, Attention: Sydney K. Boone, Jr., Corporate General Counsel. You may also obtain our SEC filings through the SEC’s website at www.sec.gov.

PROPOSALS FOR STOCKHOLDER ACTION

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors To Be Elected

Our board is currently constituted with eight director positions. Five directors are to be elected at the 2005 annual meeting of stockholders. The five directors elected at the annual meeting will hold office until the 2006 annual meeting of stockholders or until their respective successors have been elected and qualified. You may not vote for a greater number of directors than those nominated.

Board Nominees

Our board of directors met in March 2005 and considered the candidates for election to the board at the 2005 annual meeting, and a majority of our independent directors recommended that the board nominate Marvin D. Brailsford, Jon E.M. Jacoby, Bob L. Martin, Scott L. Thompson and William T. Trawick for re-election at the 2005 annual meeting. In making these recommendations, the independent directors considered the requirements and qualifications discussed under “Board of Directors; Nominating Policies” on page 7 of this proxy statement. Based on this recommendation, our board has nominated Marvin D. Brailsford, Jon E.M. Jacoby, Bob L. Martin, Scott L. Thompson and William T. Trawick to be elected by the stockholders at the 2005 annual meeting. All nominees have consented to serve as directors. The board has no reason to believe that any of the nominees will be unable or unwilling to act as a director. In the event any of these nominated directors is unable to stand for election, the board of directors may either reduce the size of the board or designate a substitute.

For biographical information regarding each of the board’s nominees for director, please refer to “General Information Regarding the Company; Board of Directors; Board Nominees” on page 5 of this proxy statement.

We Recommend That You Vote For Each Of The Board Nominees.

PROPOSAL TWO:

AMENDMENT TO THE EXECUTIVE

EMPLOYMENT AGREEMENT OF THOMAS J. FRANK, SR.

General

On November 19, 2003, we entered into an executive employment agreement with Thomas J. Frank, Sr. that provides for the employment of Mr. Frank as our Chairman of the Board and Chief Executive Officer. Currently, Mr. Frank’s employment agreement provides for a term that ends on January 31, 2006 (unless earlier terminated) and the term of the contract may be extended for additional one year periods upon the mutual written consent of Mr. Frank and us. In addition, Mr. Frank’s employment agreement also provides that Mr. Frank is eligible to receive an annual cash bonus that is determined by the Compensation Committee based on Mr. Frank’s attainment of certain performance goals relating to Conn’s annual business plan/budget, all of which was described in the prospectus of our initial public offering. In April 2005, our board adopted a proposal, subject to stockholder’s approval, to amend Mr. Frank’s employment agreement to (a) extend the term of Mr. Frank’s employment from January 31, 2006 to January 31, 2008 and (b) ensure that compensation paid under Mr. Frank’s employment agreement following the amendment would continue not be subject to the deduction limitation of Section 162(m) of the Internal Revenue Code, or the Code. The amounts previously paid to

Mr. Frank under his employment agreement may be found under the Summary Compensation Table on page 18.

Amendment

Generally, Mr. Frank’s employment agreement may be amended or terminated by the board or compensation committee, without stockholders approval, at any time. While stockholder approval is not required to extend the term of Mr. Frank’s employment agreement, stockholder approval must be obtained to ensure that compensation paid under Mr. Frank’s amended employment agreement during the extended period will continue be considered performance-based compensation that is excluded from the $1 million deduction limit of Section 162(m) of the Code and therefore fully deductible. Under the current proposal adopted by our board, the amendment to Mr. Frank’s employment agreement will not become effective unless stockholder approval is obtained. However, if the stockholder’s do not approve this amendment, the Board and Mr. Frank may nonetheless amend Mr. Frank’s employment agreement in the same manner, but the we may not be entitled to deduct all of Mr. Frank’s compensation for our federal income tax purposes.

Proposed Amendment to the Plan

We propose to amend the plan as follows:

Section A. of the Frank Employment Agreement will be amended by changing the end date of the initial employment period to January 31, 2008.

The first sentence of Section C.2. of the Frank Employment Agreement (relating to annual incentive compensation) will be deleted and the following sentences inserted:

“With respect to each fiscal year during the Employment Period, Executive shall be eligible to receive an annual cash bonus (the “Incentive Compensation”), the amount of such bonus to be determined by the Compensation Committee in accordance with a pre-established performance goal which satisfies the requirements of Section 1.162-27(e)(2) of the Treasury regulations, taking into account any one or more of the following criteria with respect to Conn’s or any affiliates or divisions of Conn’s: (a) total revenues or any component thereof; (b) operating income, pre-tax or after-tax income, EBITA, EBITDA or net income; (c) cash flow, free cash flow or net cash from operations; (d) earnings per share; (e) value of the Conn’s stock or total return to stockholders; and (f) any combination of any or all of the foregoing criteria, in each case on an absolute or relative basis. The Incentive Compensation award for any year may not exceed $1,920,000.”

Purpose of the Amendment

We are dependent on the services of Mr. Frank and certain other of our key executive officers. At the same time as our board adopted the proposal regarding this amendment to Mr. Frank’s employment agreement, we entered into amendments extending the initial term of the employment agreements of William C. Nylin, our President and Chief Operating Officer, until January 31, 2008, and of David R. Atnip, our Senior Vice President and Secretary/Treasurer until January 31, 2007. We also entered into an employment agreement with David L. Rogers, our Chief Financial Officer, which has an initial term expiring January 31, 2007. The purpose of all these actions, including the amendment to Mr. Frank’s employment agreement, is to try to ensure that we have the continued services of these key executives until at least the expiration dates of their respective employment agreements.

Stockholder approval of the annual cash bonus provisions of the amended Frank Employment Agreement that relate to pre-established performance goals during the fiscal years 2006 through 2008 is required in order for amounts paid thereunder not to be subject to the deduction limitation of Section 162(m) of the Code. Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation in excess of $1 million paid in any tax year to the chief executive officer or any of the other four most highly compensated executive officers who are employed by the corporation on the last day of the tax year. Section 162(m) does not, however, disallow a federal income tax deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. We have structured the annual cash bonus provisions with the intention that resulting compensation would be qualified “performance-based compensation.”

We Recommend That You Vote For The Amendment To The Executive

Employment Agreement of Thomas J. Frank, Sr.

BOARD OF DIRECTORS

Board Nominees

Our board of directors met in March 2005 and considered the candidates for election to the board at the 2005 annual meeting, and a majority of our independent directors recommended that the board nominate Marvin D. Brailsford, Jon E.M. Jacoby, Bob L. Martin, Scott L. Thompson and William T. Trawick for re-election at the 2005 annual meeting. Based on this recommendation, our board has nominated Marvin D. Brailsford, Jon E.M. Jacoby, Scott L. Thompson and William T. Trawick to be elected by all of our stockholders.

Marvin D. Brailsford has served as a director since September 2003. From 1996 until 2002, General Brailsford served as Vice President-Material Stewardship Project Manager for the U.S. government’s Rocky Flats Environmental Technology Site where he was responsible for managing engineered systems and commodities purchasing. From 1992 to 1996, General Brailsford was president of the Brailsford Group, Inc., a management consulting company, and served as president of Metters Industries, Inc., an information technology and systems engineering company, during this time period. In 1992, he retired from the U.S. Army as a Lieutenant General, after 33 years of service, most recently where he served as Deputy Commanding General Materiel Readiness/Executive Director for Conventional Ammunition at the U.S. Materiel Command in Alexandria, Virginia. Since 1996, General Brailsford has served on the board of directors of Illinois Tool Works, Inc. and has been a member of its audit committee and chairman of its corporate governance committee. He also serves or has served on the boards of directors of various private and governmental entities. General Brailsford earned a B.S. degree in biology from Prairie View A & M University and a M.S. degree in bacteriology from Iowa State University. He is also a graduate of the Executive Program at the Graduate School of Business Administration, University of California at Berkley; Harvard University’s John F. Kennedy School of Government; the U.S. Army Command and General Staff College; and the Army War College. General Brailsford is 66 years old.

Jon E. M. Jacoby has served as a director since April 2003. Mr. Jacoby is a director of Stephens Group, Inc. and its wholly-owned subsidiary Stephens Inc. In September 2003, he retired as a Senior Executive Vice President of Stephens Inc., where he had been employed since 1963. His positions included Investment Analyst, Assistant to the President and Manager of the Corporate Finance Department and the Special Investments Department for Stephens Group, Inc. Mr. Jacoby serves on the board of directors of Delta and Pine Land Company, Power-One, Inc., Sangamo BioSciences, Inc. and Eden Bioscience Corporation. He received his B.S. from the University of Notre Dame and his M.B.A. from Harvard Business School. Mr. Jacoby is 67 years old.

Bob L. Martin has served as director since September 2003. Mr. Martin has over 31 years of retailing and merchandising experience. Prior to retiring from the retail industry in 1999, he headed the international operations of Wal-Mart International, Inc. for 15 years. From 1968 to 1983 Mr. Martin was responsible for technology services for Dillard’s, Inc. He currently serves on the board of directors of Dillard’s, Inc., Gap, Inc., Sabre Holdings Corporation and Edgewater Technology, Inc. He has experience as chairman of the corporate governance committee and compensation committee, and has been a member of the audit committee of publicly held companies. Mr. Martin attended South Texas University and holds an honorary doctorate degree from Southwest Baptist University. Mr. Martin is 56 years old.

Scott L. Thompson has served as a director since June 2004. Mr. Thompson is recently retired from Group 1 Automotive where he played a major role in the founding and subsequent growth of that New York Stock Exchange listed and Fortune 500 company. He served as Executive Vice President, Chief Financial Officer and Treasurer of Group 1 from February 2002 until his retirement. From 1996 until February 2002, Mr. Thompson served as Senior Vice President, Chief Financial Officer and Treasurer of Group 1. Mr. Thompson has extensive experience in automotive retailing, investments, energy and professional sports and is a certified public accountant. Mr. Thompson is 46 years old.

William T. Trawick has served as a director since September 2003. Since August 2000, Mr. Trawick has served as Executive Director of NATM Buying Corporation where he oversees the administrative activities of the multi-billion dollar regional group purchasing program of which we are a member. He also functions as a consultant to our merchandising department on an ongoing basis. From

September 1996 to July 1999, Mr. Trawick served as our Vice President of Merchandising and was responsible for all product purchasing, merchandising and store operations. Mr. Trawick is 58 years old.

These directors will serve one year terms which expire at our 2006 annual meeting of stockholders.

Continuing Directors

Prior to last years annual meeting of stockholders, we had a classified board of directors with each director being elected to a term of three years. At last year’s annual meeting of stockholders, we amended our certificate of incorporation to declassify the board and have our directors elected annually. However, this amendment did not effect the existing term of any director. As a result, the following three directors will continue to serve their term, which expires at our 2006 annual meeting of stockholders or until their respective successors have been elected and qualified.

Thomas J. Frank, Sr. was appointed as our Chairman of the Board and Chief Executive Officer in 1994. He has been employed by us for 45 years, has been a member of our board of directors since 1980 and has held every key management position within the organization, including responsibilities for distribution, service, credit, information technology, accounting and general operations. Mr. Frank holds a B.A. degree in industrial arts from Sam Houston State University and attended graduate courses at Harvard University and Texas A&M University. Mr. Frank is 65 years old.

Douglas H. Martin has served as a director since 1998. Mr. Martin is an Executive Vice President of Stephens Group, Inc. and Stephens Inc., a wholly-owned subsidiary of Stephens Group, Inc., where he has been employed since 1981. He is responsible for the investment of the firm’s capital in private companies. Mr. Martin serves as a member of the board of directors of numerous privately held companies. He received his B.A. in physics and economics from Vanderbilt University and his M.B.A. from Stanford University. Mr. Martin is 51 years old.

Theodore M. Wright has served as a director since September 2003. Mr. Wright served as the President of Sonic Automotive, Inc., a New York Stock Exchange listed and Fortune 300 automotive retailer, from October 2002 until his retirement, and served as one of its directors since 1997. Previously Mr. Wright served as its chief financial officer from April 1997 to April 2003. From 1995 to 1997, Mr. Wright was a Senior Manager in Deloitte & Touche LLP’s Columbia, South Carolina office. From 1994 to 1995, he was a Senior Manager in Deloitte & Touche LLP’s National Office of Accounting Research and SEC Services Department. Mr. Wright received a B.A. from Davidson College. Mr. Wright is 42 years old.

Board Composition

During fiscal 2005, our board was constituted with eight director positions held by Thomas J. Frank, Sr., Marvin D. Brailsford, Jon E.M. Jacoby, Bob L. Martin, Douglas H. Martin, William T. Trawick, Theodore M. Wright and Scott L. Thompson.

The board has determined that the following directors are independent as defined by NASD listing standards: Marvin D. Brailsford, Jon E.M. Jacoby, Bob L. Martin, William T. Trawick, Theodore M. Wright and Scott L. Thompson. The independent directors of the board held executive sessions at each meeting of the board of directors during fiscal 2005.

Board Meetings

During fiscal 2005, the board held four regularly scheduled meetings. Each person serving as a director during fiscal 2005 attended at least 75% of the aggregate board and committee meetings held during the period he served as director during fiscal 2005.

Policy Regarding Director Attendance at the Annual Meeting of Stockholders

It is our policy that each member of the board of directors is encouraged to attend our annual meeting of stockholders. Each director serving at the time of last year’s annual meeting attended our annual meeting of stockholders.

Committees of the Board

Audit Committee

The Audit Committee recommends the appointment of our independent auditors. It also approves audit reports and plans, accounting policies, audit fees and certain other expenses. In connection with the rules adopted by the SEC and NASD, we adopted a revised written charter for the Audit Committee, which is posted on our website at www.conns.com under “Investor Relations”. The Audit Committee reviews and reassesses the adequacy of the written charter on an annual basis.

Messrs. Wright, Brailsford and Thompson serve on the Audit Committee. The Audit Committee held four meetings in fiscal 2005, which were attended by all of the members and one telephonic meeting with full participation by all members. The board has determined that each of Mr. Wright and Mr. Thompson is an “audit committee financial expert” as defined by SEC rules. In addition, each of the members of the Audit Committee is “independent” as defined by the NASD listing standards and the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee determines executive officer compensation and administers our compensation and incentive plans. The Compensation Committee also evaluates the competitiveness of our compensation and the performance of our executive officers, including our Chief Executive Officer. In connection with the rules adopted by the SEC and NASD, we adopted a revised written charter, which is posted on our website at www.conns.com under “Investor Relations.”

Messrs. Jacoby, Trawick, and Wright serve on the Compensation Committee. The Compensation Committee held two regular meetings in fiscal 2005, which were attended by all the members. All members of the Compensation Committee are independent directors as defined by NASD regulations.

Nominating Policies

In preparation of our initial public offering, we conducted a thorough process of selecting qualified directors for our board. All directors whose terms expire at this annual meeting, except Mr. Jacoby and Mr. Thompson, were appointed in September 2003 in preparation for that offering. Mr. Jacoby was appointed to our board in April 2003 and Mr. Thompson was appointed to our board in June 2004. Mr. Brailsford and Mr. Trawick were elected as directors at the 2004 annual meeting. We do not currently have a standing nominating committee. Our board believes that at this time it would not be a prudent use of our board’s resources to have a separate nominating committee and those resources are better utilized on our other committees and board functions. Thus, in accordance with Nasdaq rules, a majority of our independent directors will continue to recommend director nominees for the board’s selection.

The goal of our board has been, and continues to be, to identify nominees for service on the board of directors who will bring a variety of perspectives and skills from their professional and business experience. In furtherance of this goal, our board has adopted nominating policies and procedures which are available on our website at www.conns.com under “Investor Relations.” The independent directors will consider candidates for nomination proposed by stockholders so long as they are made in accordance with the provisions of Section 2.14 of our Bylaws.

For the independent directors to consider candidates recommended by stockholders, Section 2.14 of our Bylaws requires that the stockholder provide written notice to our Secretary no earlier than 120 days but not less than 90 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders. The notice to our Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest of such stockholder in the business; and (c) as to the stockholder giving the notice (i) the name and address, as they appear on the company’s books, of such stockholder and (ii) the class and number of shares of voting stock of the company which are beneficially owned by such stockholder.

The independent directors believe that the minimum requirements for a person to be qualified to be a member of the board of directors, are that a person must (i) be an individual of the highest character and integrity and have an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others; (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper and reasonable performance of the responsibilities of a director; (iii) be willing and able to devote sufficient time to the affairs of the company and be diligent in fulfilling the responsibilities of a director and board committee member (including developing and maintaining sufficient knowledge of the company and its industry; reviewing and analyzing reports and other information important to the board and committee responsibilities; preparing for, attending and participating in board and committee meetings; and satisfying appropriate orientation and continuing education guidelines); and (iv) have the capacity and desire to represent the balanced, best interest of the stockholders as a whole and not primarily a special interest group or constituency. The independent directors evaluate whether certain individuals possess the foregoing qualities and recommends to the board for nomination candidates for election or re-election as directors at the annual meeting of stockholders, or if applicable, at a special meeting of stockholders. This process is the same regardless of whether the nominee is recommended by our board or one of our stockholders.

Compensation of Directors

In fiscal 2005, non-employee directors received an annual retainer of $5,000. Additionally, non-employee directors received $1,000 for each board meeting and $750 for each committee meeting attended and were reimbursed for their expenses in attending such meetings. In addition to the retainer fees and meeting fees described above, in fiscal 2006, non-employee directors attending a committee meeting on a day different than the date of the board of directors’ meeting will also receive $1,250 for each such committee meeting attended. In addition our non-employee directors receive a merchandise discount in the same amount as the discount our employees receive.

We adopted the 2003 Non-Employee Director Stock Option Plan in February 2003 in connection with our initial public offering. The plan is administered by the board of directors. Only non-employee directors are eligible grantees. Upon the closing of the initial public offering, we granted each of our then-current non-employee directors an option to purchase 40,000 shares of our common stock, and we have and will grant an option to purchase 40,000 shares of our common stock to any new board member. We will also grant our non-employee directors an option to purchase an additional 10,000 shares following each annual stockholders meeting on and after the fourth anniversary of each non-employee director’s initial election or appointment to the board of directors. All options issued to non-employee directors vest equally over a three year period. The board of directors has reserved 300,000 shares for issuance upon the exercise of options granted under the plan, subject to adjustment. The exercise price of each option is equal to the fair market value of our common stock at the time the option is granted. The options have a term of up to ten years. Upon a change in control or sale of the company, optionees have special vesting and exercise rights.

Effective March 29, 2005 our Board approved a resolution allowing our Board members to participate in our medical plan at the same contributories and all the benefits of full-time active employees.

Indemnification Arrangements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that provide for the indemnification of our directors and officers to the fullest extent permitted by applicable law. These provisions, among other things, indemnify each of our directors and officers for certain expenses, including judgments, fines and amounts paid in settling or otherwise disposing of actions or threatened actions, incurred by reason of the fact that such person was a director or officer of Conn’s or of any other corporation which such person served in any capacity at the request of Conn’s.

In addition, we have entered into indemnification agreements with each of our directors pursuant to which we will indemnify them against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director, in his capacity as a director, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements also provide for the advancement of certain expenses (such as attorney’s fees, witness fees, damages, judgments, fines and settlement costs) to our directors in connection with any such suit or proceeding.

We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against certain losses resulting from acts committed by them in their capacities as our directors and officers, including liabilities arising under the Securities Act of 1933.

Stockholder Communications with the Board

We have adopted a policy that allows stockholders to communicate directly with the board of directors. Stockholders may contact the board or any committee of the board by any one of the following methods:

By telephone:	By mail:	By e-mail:

(409) 832-1696 Ext. 3218	Board of Directors 3295 College Street Beaumont, Texas 77701	Conns1890tf@aol.com

All communications submitted under this policy will be compiled by the Compliance Officer of the company and submitted to the board or the requisite board committee on a periodic basis. Complaints or concerns relating to accounting, internal accounting controls or auditing matters will be referred to the Audit Committee under the policy adopted by the Audit Committee. This policy and procedure is posted on our website at www.conns.com under “Investor Relations”.

AUDIT COMMITTEE REPORT

The Committee

Our board of directors established the Audit Committee to recommend the appointment of our independent auditors and to oversee the company’s (i) financial reporting process; (ii) internal audits, internal control policies and procedures implementation and compliance with Sarbanes-Oxley Section 404 requirements, and authorities; (iii) treasury function and cash management policies; (iv) compliance with and performance against debt and other third party financing requirements; and (v) financial, tax, environmental and other risk management policies. The Audit Committee is composed of three members and operates under a written charter, a copy of which is published on our website at www.conns.com under “Investor Relations.”. The Audit Committee has prepared the following report on its activities with respect to the company’s financial statements for the fiscal year ended January 31, 2005.

Review and Discussion

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of Conn’s consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young LLP, the company’s independent auditors, is responsible for auditing those financial statements for attesting to Management’s Report on Internal Control over Financial Reporting, and for assessing the effectiveness of internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and review these processes. The members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

In connection with the preparation of the Company’s audited financial statements for the fiscal year ended January 31, 2005, the Audit Committee:

•	reviewed and discussed the Company’s annual report on Form 10-K, including the audited consolidated financial statements of the Company and Management’s Report on Internal Control over Financial Reporting for the year ended January 31, 2005 with management;

•	discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61;

•	received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Ernst & Young its independence from Conn’s, including whether Ernst & Young’s provision of non-audit services to the company is compatible with the auditors’ independence.

The Audit Committee meets with the company’s independent auditors to discuss the results of their examinations, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting. The Audit Committee held five meetings, including one telephonic meeting during the fiscal year ended January 31, 2005.

Recommendation

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Theodore M. Wright, Chairman
Marvin D. Brailsford
Scott L. Thompson

COMPENSATION COMMITTEE REPORT

The Committee

The Compensation Committee determines the compensation of the company’s Chief Executive Officer and other executive officers of the company, evaluates the compensation plans, policies and programs applicable to executive officers of the company and makes recommendations to the board concerning such plans, policies and programs, advises the board regarding compensation plans, policies and programs applicable to non-employee directors for their services as a director and administers the company’s stock option, stock purchase and other plans, which under their terms are to be administered by the Compensation Committee.

Overall Philosophy and Objectives

We have developed a compensation program for executives and key employees designed to: (i) reward performance that increases the value of our common stock; (ii) attract, retain and motivate executives and key employees with competitive compensation opportunities; (iii) build and encourage ownership of our shares; and (iv) address the concerns of our stockholders, employees, the financial community and the general public.

To meet these objectives, we reviewed competitive compensation data and implemented the base salary and incentive programs discussed below.

Executive Compensation

The available forms of executive compensation include base salary, cash bonus awards and incentive stock options. Our performance is a key consideration in determining executive compensation. However, our compensation policy recognizes that stock price performance is only one measure of performance and, given industry business conditions and our long-term strategic direction and goals, it may not necessarily be the best current measure of executive performance. Therefore, our compensation policy also gives consideration to the achievement of specified business objectives when determining executive officer compensation. The Compensation Committee, in certain cases, offers employees and executive officers equity compensation in addition to salary in keeping with our overall compensation philosophy, which attempts to place equity in the hands of our employees in an effort to further instill stockholder considerations and values in the actions of all our employees and executive officers.

Compensation paid to executive officers is based upon a company-wide compensation structure that emphasizes incentive bonus compensation based upon individual and company performance and is consistent for each position relative to its authority and responsibility. Stock option awards in fiscal 2005 were used to reward certain officers and to retain them through the potential of capital gains and equity buildup in Conn’s. The number of stock options granted is determined by the subjective evaluation of the officer’s ability to influence our long-term growth and profitability. Stock options granted to our senior management have been granted only pursuant to our Amended and Restated 2003 Incentive Stock Option Plan. The board believes the award of options represents an effective incentive to create value for our stockholders.

CEO Compensation

The Compensation Committee established a base salary for Mr. Thomas Frank of $480,000 for fiscal year 2005. The Compensation Committee also awarded Mr. Thomas Frank a bonus of $900,000 for services rendered in fiscal year 2005. For the 2006 fiscal year, the Compensation Committee established a base salary for Mr. Thomas Frank of $480,000. The Compensation Committee deemed the 2005 bonus and the salary level for 2005 to be generally commensurate with the Chief Executive Officer’s position at comparable publicly owned companies and in recognition of the increased responsibilities associated with our growth, performance and public company status. In determining Mr. Thomas Frank’s salary and bonus, the Compensation Committee considered his industry experience, past performance and other subjective factors.

The Compensation Committee believes that the Chief Executive Officer’s 2005 and 2006 compensation levels were and are justified by Conn’s financial progress and performance against the goals set by the Compensation Committee.

COMPENSATION COMMITTEE:

Jon E.M. Jacoby, Chairman
William T. Trawick
Theodore M. Wright

PERFORMANCE GRAPH

The following graph provides a comparison of the cumulative total stockholder return on our common stock against the Nasdaq U.S. Stock Market Index and the average of a peer group index comprised of five publicly traded consumer electronic and/or appliance retailers(1) since our initial public offering on November 24, 2003. Since we have not been publicly traded long enough to provide information on an annual basis, we have selected November 24, 2003, the date our initial public offering, and the end of each of our fiscal quarters between November 24, 2003 and January 31, 2005 (the last trading day of our fiscal year) for comparison purposes. The graph reflects the value of a $100 investment as of November 24, 2003 in either our stock or the indices presented at the dates of measurement, including reinvestment of dividends. The corresponding index values and common stock price values are summarized in the table below by measurement date.

Trade Date	Conn’s Index	NASDAQ US Stock Market Index	Peer Group Stock Index[1]	Conn’s Closing Stock Price
November 24, 2003	$100.00	$100.00	$100.00	$14.00
January 31, 2004	114.29	106.11	92.30	16.00
April 30, 2004	118.57	98.61	87.25	16.60
July 31, 2004	119.36	96.93	80.13	16.71
October 31, 2004	109.43	101.43	92.94	15.32
January 31, 2005	118.21	105.92	93.36	16.55

[1]	Last year Ultimate Electronics, Inc.’s was included in our peer group index, but because of its delisting from Nasdaq, we have replaced it with Rex Stores Corp. The peer group index consists of the simple average of the indices of Sears, Roebuck & Co., Best Buy Co., Inc., Circuit City Stores, Inc., Rex Stores Corp. and Tweeter Home Entertainment Group, Inc.

EXECUTIVE OFFICERS

Biographical Information

The board appoints our executive officers at the first board meeting following our annual meeting of stockholders and updates the executive officer positions as necessary. Our executive officers serve at the discretion of the board and until their successors are elected and qualified or until the earlier of their death, resignation or removal.

The following sets forth certain biographical information regarding our executive officers, including service with Conn Appliances, Inc., our predecessor company:

Name	Age	Positions	Years of Service with Conn’s
Thomas J. Frank, Sr.	65	Chairman of the Board and Chief Executive Officer	45
William C. Nylin, Jr.	62	President and Chief Operating Officer	12
David L. Rogers	56	Chief Financial Officer	8
David R. Atnip	57	Senior Vice President and Secretary/Treasurer	12
Walter M. Broussard	45	Senior Vice President – Store Operations	19
Robert B. Lee, Jr.	58	Senior Vice President – Advertising	5
David W. Trahan	44	Senior Vice President – Merchandising	17
Reymundo de la Fuente, Jr.	44	Senior Vice President – Credit	6

Thomas J. Frank, Sr. was appointed as our Chairman of the Board and Chief Executive Officer in 1994. He has been employed by us for 45 years, has been a member of our board of directors since 1980 and has held every key management position within the organization, including responsibilities for distribution, service, credit, information technology, accounting and general operations. Mr. Frank holds a B.A. degree in industrial arts from Sam Houston State University and attended graduate courses at Harvard University and Texas A&M University.

William C. Nylin, Jr. has served as our President and Chief Operating Officer since 1995. He became a member of our board of directors in 1993 and served in that capacity until September 2003. In addition to performing responsibilities as Chief Operating Officer, he has direct responsibility for credit granting and collections, information technology, human resources, distribution, service and training. From 1984 to 1995, Dr. Nylin held several executive management positions, including Deputy Chancellor and Executive Vice President of Finance and Operations at Lamar University. Dr. Nylin obtained his B.S. degree in mathematics from Lamar University and holds both a masters degree and a doctorate degree in computer sciences from Purdue University. He has also completed a post-graduate program at Harvard University.

David L. Rogers was appointed as our Chief Financial Officer Designate, effective September 1, 2004 and our Chief Financial Officer effective January 31, 2005. Mr. Rogers joined us in October 1996 and served as our Legal Manager until August 1997. He has served as our Controller from September 1997 until September 1, 2004. Prior to his joining our Company, Mr. Rogers served in various accounting positions during a twenty-year career with a Fortune 500 public utility. Mr. Rogers obtained his B.B.A. in accounting from Lamar University in December, 1974.

David R. Atnip has served as our Senior Vice President since October 2001 and as our Secretary/Treasurer since 1997. He joined us in 1992 and served as Chief Financial Officer from 1994 to 1997. In 1995, he joined our board of directors and served in that capacity until September 2003. Mr. Atnip holds a B.B.A. in accounting from The University of Texas at Arlington and has over 20 years of financial experience in the savings and loan industry.

Walter M. Broussard has served as our Senior Vice President—Store Operations since October 2001. Mr. Broussard has served us in numerous retail capacities since 1985, including working on the sales floor as a sales consultant, store manager and district manager. He has over 25 years of retail sales experience. He attended Lamar University and has completed special study programs at Harvard University, Rice University and the University of Notre Dame.

Robert B. Lee, Jr. has served as our Senior Vice President - Advertising since October 2001. He joined us in 1999 as our Vice President - Advertising. His responsibilities include planning and implementing our $30 million advertising budget and our consumer research activities and validating geographical data for the site selection process. From 1990 until 1998, he was a partner in Ann Lee & Associates, a Beaumont-based advertising agency and public relations firm where he served as Chief Operating Officer. Mr. Lee obtained a B.B.A. from The University of Texas at Austin and completed a post-graduate program at the University of Notre Dame.

David W. Trahan has served as our Senior Vice President - Merchandising since October 2001. He has been employed by us since 1986 in various capacities, including sales, store operations and merchandising. He has been directly responsible for our merchandising and product purchasing functions, as well as product display and pricing operations, for the last four years. Mr. Trahan has completed special study programs at Harvard University, Rice University and Lamar University.

Reymundo de la Fuente, Jr. has served as our Senior Vice President - Credit since October 2001. Since joining us in 1998, he has served in positions that involve direct responsibility for credit underwriting, customer service inbound operations, collections, recovery of charge-offs and legal activities. Mr. de la Fuente has worked in the credit receivables industry since 1986 with national credit organizations. His responsibilities included the strategic direction and development of large credit portfolios. Mr. de la Fuente obtained his B.B.A. in finance from The University of Texas at San Antonio and holds an M.B.A. from Our Lady of the Lake in San Antonio.

Code of Ethics

Our board has adopted a code of business conduct and ethics for our employees, a code of ethics for our chief executive officer and senior financial professionals and a code of business conduct and ethics for our board of directors. A copy of these codes are published on our website at www.conns.com under “Investor Relations.” We intend to make all required disclosures concerning any amendments to, or waivers from, these codes on our website.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation paid or accrued by us for the fiscal years ended January 31, 2003, 2004 and 2005 on behalf of each of our named executive officers.

Name and Position	Fiscal Year	Annual Compensation		Long-Term Compensation	All Other Compensation
		Salary	Bonus	Securities Underlying Options (No. of Shares)	Company Contributions to 401(k) Plan
Thomas J. Frank, Sr. Chairman of the Board and Chief Executive Officer	2003 2004 2005	$480,000 480,000 480,000	$825,000 900,000 900,000	56,500 35,000	$11,198 9,600 9,000	(1)

William C. Nylin, Jr. President and Chief Operating Officer	2003 2004 2005	250,000 290,000 314,167	266,000 300,000 455,000	56,500 35,000	12,258 9,804 8,883	(1)

David W. Trahan Senior Vice President -Merchandising	2003 2004 2005	180,000 180,000 182,000	168,500 180,000 225,000	8,000 10,000	9,730 7,884 8,280

Walter M. Broussard Senior Vice President -Store Operations	2003 2004 2005	144,000 144,000 159,667	153,000 170,000 205,000	8,000 10,000	8,388 7,752 8,320

Robert B. Lee, Jr. Senior Vice President -Advertising	2003 2004 2005	120,000 120,000 128,000	140,625 150,000 160,000	5,000 5,000	— — —

(1)	Includes $1,500 in fees paid to these officers for service as a director during fiscal 2004.

Employment Agreements

We have employment agreements with Thomas J. Frank, Sr., our Chairman of the Board and Chief Executive Officer, William C. Nylin, Jr., our President and Chief Operating Officer, David L. Rogers, our Chief Financial Officer and David R. Atnip, our Senior Vice President and Secretary/Treasurer. Under the terms of these employment agreements, each of our executive officers is entitled to payment of an annual salary plus a bonus based upon attainment of performance goals determined by our Compensation Committee, to participate in our employee benefit plans and to receive options to purchase shares of our common stock. In the event that we terminate the executive officer’s employment other than for cause or we do not renew the employment agreement when it expires, we are obligated to pay the executive officer severance in an amount equal to the executive officer’s annual base salary. All of our executive officers’ employment agreements with us contain confidentiality and other customary provisions.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Granted in Fiscal 2003	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Stock Price Appreciation for Option Term
					5%	10%
Thomas J. Frank, Sr.	35,000	9.1%	$17.73	11/30/2014	$390,250	$989,100
William C. Nylin, Jr.	35,000	9.1%	$17.73	11/30/2014	390,250	989,100
Walter M. Broussard	10,000	2.6%	$17.73	11/30/2014	111,500	282,600
David W. Trahan	10,000	2.6%	$17.73	11/30/2014	111,500	282,600
Robert B. Lee, Jr.	5,000	1.3%	$17.73	11/30/2014	55,750	141,300

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides certain information with respect to options to purchase common stock held by our named executive officers as of January 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Frank, Sr.	—	—	11,300	80,200	$28,815	$115,260
William C. Nylin, Jr.	—	—	28,142	91,428	169,289	208,910
Walter M. Broussard	—	—	38,000	25,500	307,682	92,221
David W. Trahan	—	—	1,600	16,400	4,080	16,320
Robert B. Lee, Jr.	—	—	76,600	45,400	633,108	313,802

Equity Incentive Plans

Amended and Restated 2003 Incentive Stock Option Plan

In February 2003, we adopted our Amended and Restated 2003 Incentive Stock Option Plan, and amended the Plan in June, 2004. The plan is administered by the Compensation Committee of our board of directors. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. Option grants are made within the discretion of the Compensation Committee. Options may be granted for such terms as the Compensation Committee may determine, but not for terms greater than ten years from the date of grant. The maximum number of shares of our common stock that may be issued under this plan is 2,559,767 shares, subject to adjustment. All options issued vest equally over either a three-year term or a five-year term. At January 31, 2005, there were options to purchase 1,665,828 shares of our common stock issued and outstanding under the plan.

Employee Stock Purchase Plan

In February 2003, we adopted our Employee Stock Purchase Plan. The plan is administered by the Compensation Committee of our board of directors. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. Eligible employees are able to purchase shares of our common stock without brokerage commissions and at a discount from market prices. The maximum number of shares of our common stock that may be issued under this plan is 1,267,085 shares, subject to adjustment.

2003 Non-Employee Director Stock Option Plan

We also have the 2003 Non-Employee Director Stock Option Plan, which we adopted in February 2003 and is discussed on page 10.

The following table provides information regarding the number of shares of our common stock that may be issued on exercise of outstanding stock options and warrants under our existing equity compensation plans as of January 31, 2005. These plans are as follows:

•	the Amended and Restated 2003 Incentive Stock Option Plan;

•	the Non-Employee Director Stock Option Plan; and

•	the Employee Stock Purchase Program.

	(A)		(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders	1,945,828	(1)	$12.03	704,149	(1)
Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total	1,945,828		$12.03	704,149

(1)	Includes 280,000 outstanding options and 20,000 options available for future issue applicable to the Non-Employee Director Stock Option Plan.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock for each person who is known by us to be the beneficial owner of more than 5% of our voting securities, for each director and named executive officer and for all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated. For purposes of this table, a person is deemed to be the “beneficial owner” of the number of shares of common stock that such person has the right to acquire within 60 days of April 15, 2005 through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

Name	Common Stock Owned		Percent of Common Stock Owned
Conn’s Voting Trust (1)	12,866,689		55.30%
Stephens Group, Inc. (2)	1,056,572		4.54%
Stephens Inc.	3,693,260		15.87%
Warren A. Stephens	3,799,907	(3)	16.33%
W.R. Stephens, Jr.	3,526,754	(4)	15.16%
Elizabeth Stephens Campbell	3,365,723	(5)	14.47%
Pamela Dianne Stephens Trust One	1,682,862		7.23%
Jackson T. Stephens	416,210	(6)	1.79%
Bess C. Stephens	2,118,741	(7)	9.11%
Jon E.M. Jacoby	3,035,170	(8)	13.04%
Douglas H. Martin	356,302	(9)	1.53%
All other Stephens Affiliates	434,600		1.87%
GAM London Ltd	1,203,698		5.17%
Thomas J. Frank, Sr.	1,161,652	(10)	4.99%
William C. Nylin, Jr.	323,072	(11)	1.39%
David W. Trahan	166,130	(12)	0.71%
Walter M. Broussard	108,000	(13)	0.46%
Robert B. Lee, Jr.	115,600	(14)	0.50%
Marvin D. Brailsford	13,333	(15)	0.06%
Bob L. Martin	13,333	(15)	0.06%
William T. Trawick	14,073	(15)	0.06%
Theodore M. Wright	13,333	(15)	0.06%
Scott L. Thompson	1,000		—
Directors and officers (14 persons) (10)(11)(12)(13)(14)(15)	5,662,464		24.34%

(1)	These shares have been contributed to a voting trust agreement and are held and voted by an independent third party as voting trustee. The voting trust will vote the shares held in the voting trust in the same proportion as votes cast “for” or “against” any proposals by all other stockholders. The voting trust agreement imposes substantial limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement will expire in November 2013 or such earlier time as Stephens Inc. ceases to be an affiliate of ours or a market maker of our common stock.

(2)	The principal stockholders of Stephens Group, Inc. are the Jackson T. Stephens Trust No. One UID 1/4/88 and the Bess C. Stephens Trust UID 1/4/85. Warren A. Stephens is a director and an officer of Stephens Group, Inc. and its subsidiary Stephens Inc. W.R. Stephens, Jr. is a director and an officer of Stephens Group, Inc. and Stephens Inc. Mr. Jacoby is a director of Stephens Group, Inc. Mr. Martin is a director and an officer of Stephens Group, Inc. Jackson T. Stephens is Chairman of the Board of Directors and Bess C. Stephens is a director of Stephens Group, Inc. The address of each of the above named persons is c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201.

(3)	Includes 2,071,549 shares owned by Warren A. Stephens Trust, 4,356 shares owned by Warren Miles Amerine Stephens Trust, 4,356 shares owned by John Calhoun Stephens Trust and 4,356 shares owned by Laura Whitaker Stephens Trust, which have been contributed to the voting trust and as to which Mr. Stephens has no power to vote and sole power of disposition; 765,100 shares owned by Grandchild’s Trust #2, which have been contributed to the voting trust and as to which Mr. Stephens has no power to vote and shared power of disposition; 789,100 shares owned by Harriet C. Stephens Trust, which have been contributed to the voting trust; 4,245 shares owned by Stephens Investment Partners III LLC, 120,723 shares owned by Stephens Investment Partners 2000 LLC and 36,122 shares owned by Stephens Investment Partners 2001 LLC, as to which Mr. Stephens, as co-manager, has shared power to vote and shared power of disposition. Does not include shares owned by Stephens Group, Inc. or any of its affiliates, except as mentioned in this footnote.

(4)	Includes 1,362,531 shares owned by W.R. Stephens, Jr. Revocable Trust, which have been contributed to the voting trust and as to which Mr. Stephens, as trustee, has no power to vote and sole power of disposition; 227,774 shares owned by W.R. Stephens, Jr. Children’s Trust, 39,489 shares held by W.R. Stephens III Trust, 39,489 shares held by Arden Jewell Stephens Trust and 1,682,862 shares held by Pamela D. Stephens Trust One, which have been contributed to the voting trust and as to which Mr. Stephens, as a co-trustee or otherwise, has no power to vote and shared power of disposition; 13,519 shares owned by Carol Stephens which have been contributed to the voting trust; 4,245 shares owned by Stephens Investment Partners III LLC, 120,723 shares owned by Stephens Investment Partners 2000 LLC and 36,122 shares owned by Stephens Investment Partners 2001 LLC, as to which Mr. Stephens, as co-manager, has shared power to vote and shared power of disposition. Does not include shares owned by Stephens Group, Inc. or any of its affiliates, except as mentioned in this footnote.

(5)	Includes 1,432,531 shares owned by Elizabeth S. Campbell Revocable Trust, which have been contributed to the voting trust and as to which Ms. Campbell, as trustee, has no power to vote and sole power of disposition; 1,682,862 shares owned by Pamela D. Stephens Trust One and 250,330 shares owned by MAM International Holdings, Inc., which have been contributed to the voting trust and as to which Ms. Campbell, as a co-trustee or otherwise, has no power to vote and shared power of disposition.

(6)	Includes 208,105 shares owned by Jackson T. Stephens Trust No. One, which have been contributed to the voting trust and as to which Mr. Stephens, as trustee, has no voting power and sole dispositive power, and 208,105 shares owned by Bess C. Stephens Trust, which have been contributed to the voting trust and as to which Mr. Stephens, as co-trustee, has no voting power and shared dispositive power.

(7)	Includes 227,774 shares owned by W.R. Stephens, Jr. Children’s Trust, 208,105 shares owned by Bess. C. Stephens Trust and 1,682,862 shares owned by Pamela D. Stephens Trust One, which have been contributed to the voting trust and as to which Ms. Stephens, as a co-trustee, has no power to vote and shared power of disposition.

(8)	Includes 620,280 shares owned by Mr. Jacoby, 168,498 shares owned by Warren A. Stephens Grantor Trust, 1,018,123 shares owned by Warren & Harriet Stephens Children’s Trust, 51,282 shares owned by Warren Miles Amerine Stephens 95 Trust, 51,282 shares owned by John Calhoun Stephens 95 Trust and 51,282 shares owned by Laura Whitaker Stephens 95 Trust, which have been contributed to the voting trust and as to which Mr. Jacoby, as sole trustee or otherwise, has no power to vote and sole power of disposition; 765,100 shares owned by Grandchild’s Trust #2 and 250,331 shares owned by MAM International Holdings, Inc., which have been contributed to the voting trust and as to which Mr. Jacoby, as a co-trustee or otherwise, has no power to vote and shared power of disposition; 42,857 shares owned by Smiley Holdings, LLC, as to which Mr. Jacoby, as a manager, has sole power to vote and sole power of disposition; 2,803 shares owned by Mr. Jacoby which have not been contributed to the voting trust; and 13,333 shares which Mr. Jacoby has the right to receive upon the exercise of options exercisable on or within 60 days after April 15, 2005. Does not include shares owned by Stephens Group, Inc. or any of its affiliates, except as mentioned in this footnote.

(9)

Includes 160,580 shares owned by Mr. Martin and 19,898 shares owned by IRA, which have been contributed to the voting trust and as to which Mr. Martin has no voting power and sole dispositive power; 4,245 shares owned by Stephens Investment Partners III LLC, 120,723 shares owned by Stephens Investment Partners 2000 LLC and

36,122 shares owned by Stephens Investment Partners 2001 LLC, as to which Mr. Martin, as co-manager, has shared power to vote and shared power of disposition; 1,401 shares owned by Mr. Martin which have not been contributed to the voting trust; and 13,333 shares which Mr. Martin has the right to receive upon the exercise of options exercisable on or within 60 days after April 15, 2005. Does not include shares owned by Stephens Group, Inc. or any of its affiliates.

(10)	Includes options to purchase 11,300 shares of common stock.

(11)	Includes options to purchase 28,142 shares of common stock.

(12)	Includes 75,000 restricted shares of common stock and options to purchase 1,600 shares of common stock. Pursuant to a Restricted Stock Agreement dated July 21, 1998, the restricted shares are subject to transfer limitations and forfeiture of unvested shares in the event of termination of employment.

(13)	Includes 70,000 restricted shares of common stock and options to purchase 38,000 shares of common stock. Pursuant to a Restricted Stock Agreement dated July 21, 1998, the restricted shares are subject to transfer limitations and forfeiture of unvested shares in the event of termination of employment.

(14)	Includes 39,000 restricted shares of common stock and options to purchase 76,600 shares of common stock. Pursuant to a Restricted Stock Agreement dated July 21, 1998, the restricted shares are subject to transfer limitations and forfeiture of unvested shares in the event of termination of employment.

(15)	Includes options to purchase 28,142 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Specialized Realty Development Services, L.P.

Specialized Realty Development Services, L.P., or SRDS, is owned by certain members of our management and certain affiliates of Stephens Group, Inc., or the SGI Affiliates, who are also our stockholders. SRDS was established to acquire, develop and lease real estate for our benefit. The capital contributed by the general partner and limited partners of SRDS and each partner’s ownership interest are presented in the following table.

	Capital Contributed	Ownership Interest
General Partner – SRDS, LLC(1)	$12,500	1.0%
Limited Partners – Management
Thomas J. Frank, Sr.	168,750	13.5
Larry W. Coker	106,250	8.5
William C. Nylin, Jr.	90,625	7.3
C. William Frank	90,625	7.3
David R. Atnip	62,500	5.0
David Trahan	25,000	2.0
Walter M. Broussard	25,000	2.0
Timothy L. Frank	25,000	2.0
Robert B. Lee, Jr.	25,000	2.0

Limited Partners – SGI Affiliates (2)	618,750	49.5

Total	$1,250,000	100.0%

(1)	SRDS, LLC is owned 50% by Thomas J. Frank, Sr. and 50% by Douglas H. Martin.

(2)	Consists of interests held by certain of the SGI Affiliates.

We previously leased six completed projects from SRDS as retail store locations for initial periods of 15 years. The leases provide for annual lease rates of approximately 11.5% of the total cost of each project, which averages approximately $350,000 per project per year. In addition, we are responsible for the payment of all property taxes, insurance and common area maintenance expenses, which average approximately $70,000 per project per year. We are required to fund all leasehold improvements made to the buildings. Based on independent appraisals performed on each project, we believe that the terms of the leases are generally more favorable than we could have obtained in an arms’ length transaction. SRDS paid us an annual management fee of $5,000 for administrative services that we provided to SRDS. In fiscal year 2005, SRDS sold all of its interest in these leased properties to an independent third party, which assumed the existing leases. As a result, we no longer have any transactions with SRDS.

Lease Arrangement

Since 1996, we have leased one of our Houston, Texas store locations containing approximately 19,150 square feet from Thomas J. Frank, Sr., our Chairman of the Board and Chief Executive Officer. The lease provides for base monthly rental payments of $17,235 plus escrow for taxes, insurance and common area maintenance expenses, which escalate annually, per month through January 31, 2011. We also have an option to renew the lease for two additional five-year terms. Mr. Frank received total payments under this lease of $281,000 in fiscal 2004 and $281,000 in fiscal 2005. Based on current market lease rates for comparable retail space in the area, we believe that the terms of this lease were at or better than fair market value at the date of the lease commencement.

Independent Contractor

William T. Trawick has served as a member of our board of directors since September 2003 and served as an advisory director of Conn Appliances, Inc., our predecessor company, since August 1999. In addition to the fees paid to Mr. Trawick in his capacity as a director, we paid him consulting fees in the amount of $60,000 in fiscal 2003, $58,000 in fiscal 2004 and $48,000 in fiscal 2005. Mr. Trawick is also the President and Executive Director of NATM Buying Corporation, a national buying group representing nine regional retailers, including us, in the appliance and electronics industry. NATM coordinates the buying and merchandising strategies for its member retailers. We recorded expenses of cash payments to NATM for membership dues of $83,000 in fiscal years 2003, 2004, and 2005.

Indirect Ownership in Service Provider

During fiscal year 2005, we engaged the services of Direct Marketing Solutions, Inc., or DMS, for a substantial portion of our direct mailing advertising. Direct Marketing Solutions, Inc. is owned 85% by DMS Holdings LLC and 15% by its management. DMS Holdings LLC is in turn owned approximately 35.4% by Stephens DMS LLC and 64.6 % by Alpine Investors LP. The Stephens Group Inc., members of the Stephens family, Jon E.M. Jacoby and Doug Martin own 87.07% of Stephens DMS LLC. The Stephens Group Inc., members of the Stephens Family, Jon E.M. Jacoby, Doug Martin and Thomas J. Frank own 44.53% of Alpine Investors. Thus, this group of investors owns approximately 45.10% of DMS – the Stephens Group Inc (24.32%), members of the Stephens family (14.51%), Jon E.M. Jacoby (2.78%), Doug Martin (2.79%) and Thomas J. Frank (0.7%). The Stephens Group Inc. and the members of the Stephens family are significant shareholders of our company, and Messrs. Jacoby, Martin and Frank are members of our Board of Directors. Mr. Frank is also the Chairman of our Board of Directors and our Chief Executive Officer. The fees we paid to DMS during fiscal 2005 amounted to approximately $1.8 million. When DMS was engaged to perform direct marketing services for us, a competitive analysis was performed from submissions by various marketing groups, with DMS presenting the low price point in these analyses. During fiscal 2005, additional competitive analyses have been performed which continually support that DMS offers us the lowest cost for this service. In each such review, DMS is significantly lower in cost than the others from which we have received pricing information for these services. We will, at least annually, seek competitive bids for the services performed by DMS. Additionally, Mr. Frank intends to divest of his interest in DMS by July 19, 2005. If Mr. Frank is unable to divest his interest by July 19, 2005, we intend to find a different provider of these services, which could result in us paying higher prices or receiving lower quality of services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers and other persons who own more than 10% of our outstanding common stock file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Officers, directors and other stockholders who own more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based on a review of reports and information furnished to us by those persons who were directors, executive officers and/or the beneficial holders of 10% or more of our common stock at any time during the fiscal year ended January 31, 2005 and upon representations from such persons, we believe that all stock ownership reports required to be filed under section 16(a) by such reporting persons during the fiscal year ended January 31, 2005 were timely made, except that the Form 3 for David L. Rogers’ appointment as Chief Financial Officer was filed 2 days after its final due date, and Form 4’s filed on March 31, 2005 for the granting of stock options on November 30,2004 for our executive officers—Thomas J. Frank, Sr., William C. Nylin, Jr., David L. Rogers, David R. Atnip, Walter M. Broussard, Robert B. Lee, Jr., David W. Trahan and Reymundo de la Fuente, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP served as our independent public accountants for the fiscal year ended January 31, 2005. The Audit Committee has appointed Ernst & Young as our independent public accountants for the fiscal year ending January 31, 2006. Representatives of Ernst & Young will attend the 2005 annual meeting of stockholders and will be available to respond to appropriate questions that may be asked by stockholders. These representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

We paid the following fees to Ernst & Young for professional and other services rendered by them during fiscal 2004 and fiscal 2005:

	Years Ended January 31,
	2004	2005
Audit Fees	$152,500	$432,332
Audit-Related Fees	30,000	53,100
Tax Fees	—	—
All Other Fees (primarily IPO)	670,895	—

Our Audit Committee Charter requires pre-approval of all services to be rendered by our independent auditors. It was determined that no services rendered by our outside auditors in fiscal 2005 were prohibited under the new requirements of the Sarbanes-Oxley Act of 2002. Fees associated with the audit for fiscal 2005 were approved in advance of services being rendered. In addition, the Audit Committee has considered whether Ernst & Young’s provision of services, other than services rendered in connection with the audit of our annual financial statements and reviews of our financial statements included in our Forms 10-Q for the most recent fiscal year, is compatible with maintaining Ernst & Young’s independence and has determined that such services rendered met the requirements of independence.

Conn’s, Inc.

2005 ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2005

FORM OF PROXY

By my signature below, I revoke all previous proxies and appoint Thomas J. Frank, Sr. and Sydney K. Boone, Jr. as proxy, with full power of substitution and resubstitution, to represent and to vote, as designated below, all shares of common stock of Conn’s, Inc. that I held of record as of the close of business on April 15, 2005 at the 2005 Annual Meeting of Stockholders to be held at 3295 College Street, Beaumont, Texas 77701, on May 26, 2005 at 10:00 a.m. local time, or any adjournments thereof. The above named proxy is hereby instructed to vote as shown on the reverse side.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK YOUR VOTE IN THE BOXES BELOW USING DARK INK ONLY

Proposals:

1. To elect the five directors listed below: Marvin D. Brailsford Jon E.M. Jacoby Bob L. Martin Scott L. Thompson William T. Trawick	FOR	WITHHOLD AUTHORITY
	☐	☐
WITHHOLD AUTHORITY FOR (To withhold authority to vote for either individual nominee, write the nominee’s name in the space provided below):
____________________________________________________
____________________________________________________

2. To approve an amendment to the Executive Employment Agreement of Thomas J. Frank, Sr.	FOR	ABSTAIN	AGAINST
	☐	☐	☐

3. In the above named proxy’s discretion, to act upon such other business as may properly come before the meeting.

IMPORTANT – This proxy must be signed and dated on the reverse side.

If you execute and return this proxy it will be voted in the manner you have indicated on the reverse side. If you execute and return this proxy without indicating any voting preference, this proxy will be voted “FOR” proposals 1 and 2 and in the discretion of the above named person acting as proxy on such other matters that may properly come before the meeting.

Please sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as a fiduciary, such as an attorney, executor, administrator, trustee, guardian, etc., please give your full title as such. Please return this form of proxy promptly in the enclosed envelope.

The undersigned acknowledge(s) receipt of the Notice of 2005 Annual Meeting of Stockholders and the Proxy Statement accompanying such Notice, each dated April 25, 2005.

Print Name	Print Name

Signature(s)	Signature(s)

Date	Date

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”) is made and entered into as of              day of April, 2005, by and between Conn’s Inc, a Delaware corporation (“Conn’s”), and Thomas J. Frank, Sr., an Individual (the “Executive”).

WHEREAS, the Executive is employed as Conn’s Chairman of the Board and Chief Executive Officer; pursuant to that certain Executive Employment Agreement made as of November 19, 2003, by and between Conn’s and the Executive (the “Agreement”); and

WHEREAS, The Board of Directors of Conn’s and the Executive desire to extend the term of the Agreement from January 31, 2006 to January 31, 2008 and adopt certain other amendments to the Agreement to ensure that compensation paid under the Agreement following this Amendment will continue to be considered performance-based compensation that is excluded from the $1 million deduction limit of Section 162(m) of the Internal Revenue Code and therefore remains fully deductible.

1. Amendment to Agreement. Subject to the terms of this Amendment, the Agreement is hereby amended in the following respects:

1.1 Section A. of the Agreement is amended by changing the end date of the initial Employment Period to January 31, 2008.

1.2 The first sentence of Section C.2. of the Agreement (relating to annual incentive compensation) is deleted and the following sentences are inserted in lieu thereof:

“With respect to each fiscal year during the Employment Period, Executive shall be eligible to receive an annual cash bonus (the “Incentive Compensation”), the amount of such bonus to be determined by the Compensation Committee in accordance with a pre-established performance goal which satisfies the requirements of Section 1.162-27(e)(2) of the Treasury regulations, taking into account any one or more of the following criteria with respect to Conn’s or any affiliates or divisions of Conn’s: (a) total revenues or any component thereof; (b) operating income, pre-tax or after-tax income, EBITA, EBITDA or net income; (c) cash flow, free cash flow or net cash form operations; (d) earnings per share; (e) value of the Conn’s stock or total return to stockholders; and (f) any combination of any or all of the foregoing criteria, in each case on an absolute or relative basis. The Incentive Compensation award for any year may not exceed $1,920,000.”

2. Stockholder Approval. This Amendment is entered into subject to and shall become effective upon approval by the stockholders of Conn’s at their 2005 annual meeting.

3. Miscellaneous. Except as herein modified and amended, all the terms and conditions of the Agreement shall remain in full force and effect, and the execution of this

Amendment shall in no event be deemed to constitute a waiver of any right or claim of any of the parties hereto under, or by virtue of, the Agreement. This Amendment shall be governed by the laws of the State of Texas, without resort to the conflict of law principles thereof. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. A facsimile shall be deemed an original for all purposes hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	CONN’S, INC.

By:
Thomas J. Frank, Sr.		William C. Nylin, Jr.
President and Chief Operating Officer